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(FAF ADVISORS (TM) LOGO)

                                  FAF ADVISORS

                                 CODE OF ETHICS


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                                TABLE OF CONTENTS

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
INTRODUCTION .................................................................    1
PERSONAL SECURITIES TRANSACTIONS .............................................    2
   A. Who Is Covered by this Section? ........................................    4
   B. Which Securities and Accounts Are Covered? .............................    4
   C. What Types of Transactions Require Reporting but not Pre-clearing? .....    6
   D. What Are the Restrictions on Trading Shares of the First American Funds?    7
   E. What Are Blackout Periods? .............................................    7
   F. Are There any Restrictions on Short-Term Trading? ......................    8
   G. Are There Any Prohibitions for Personal Trading in Small Cap Stocks? ...    8
   H. What Reports and Disclosures Do Access Persons Need to Make? ...........    8
   I. Special Discretion .....................................................    9
INSIDER TRADING POLICY AND PROCEDURES ........................................   11
OTHER CONFLICTS OF INTEREST ..................................................   20
   A. May I Provide Investment Advice to Others? .............................   20
   B. May I Serve as a Director of Another Company? ..........................   20
   C. When May I Disclose Confidential Information? ..........................   20
   D. May I Give or Receive Gifts? ...........................................   21
   E. May I Make Political and Charitable Contributions? .....................   22
ENFORCEMENT OF THE CODE AND SANCTIONS ........................................   22
GLOSSARY .....................................................................   24
EXHIBIT 1 ....................................................................   28
   ACKNOWLEDGMENT AND AGREEMENT TO COMPLY ....................................   28
EXHIBIT 2 ....................................................................   29
   CODE OF ETHICS CONTACT LIST ...............................................   29
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INTRODUCTION

     WHY DO WE NEED THE CODE OF ETHICS?

As an investment adviser, client and fund shareholder trust is our most valuable asset. Our success largely depends on the degree of trust our clients and fund investors bestow upon us. All of us at FAF Advisors, Inc. ("FAF Advisors") are responsible for maintaining that trust, and must conduct ourselves in the very highest ethical standards. We must always place the interests of clients and fund shareholders ahead of our own and avoid actual and apparent conflicts of interest. Under Rule 204A-1 of the Investment Advisers Act of 1940, FAF Advisors is required to establish a Code of Ethics outlining standards of conduct and compliance with federal securities laws. However, it is not enough for us to simply comply with the letter of the law. We must observe exemplary standards of honesty and integrity above and beyond the minimal legal requirements. To that end, we have adopted this Code of Ethics to help guide our conduct when the interests of our clients may not be aligned with our individual interests or the interests of FAF Advisors. In particular, this Code deals with:

     -    Our commitment to honest and ethical conduct;

     -    Individual accountability;

     -    Personal securities transactions;

     -    Trading on inside or confidential information;

     -    Safeguarding client and fund confidential information;

     -    Giving and receiving gifts;

     -    Outside professional opportunities; and

     - Adherence to the laws, rules, and regulations that govern our business.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield you from liability for personal trading or other conduct that violates a fiduciary duty to clients and shareholders. Violations of this Code and federal securities laws may result in sanctions, fines, suspension and/or termination of employment, SEC administrative actions, and in some cases civil or criminal penalties.

This Code is an expression of our commitment to an ethical work place and is an integral element of the control environment required under federal law. If you know of (i) any violation of the Code; (ii) any issue that you believe should be reviewed by Compliance to determine whether it meets the statutory definition of a Material Compliance Matter(1); or (iii) any violation of the federal securities laws, you must promptly report it to FAF Advisors' Chief Compliance Officer. It is a violation of the Code to retaliate against or harass, in any manner, any person who reports any violation or suspected violation of the Code. In addition to this Code, you are subject to U.S. Bank's Code of Ethics and may be subject to the Code of Ethics Conduct adopted by the

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(1)  A matter about which FAF Advisors' management or the First American Funds'
     Board of Directors would reasonably need to know to oversee compliance.


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First American Funds (the "FUNDS"). Copies of these Codes may be obtained from the Compliance Department. While these codes of conduct are designed to address differing business environments and legal obligations, they are all designed to promote honest and ethical conduct. IF YOU BELIEVE THAT THESE OR OTHER CODES OF CONDUCT IMPOSE CONFLICTING OBLIGATIONS ON YOU, YOU SHOULD CONTACT THE COMPLIANCE DEPARTMENT IMMEDIATELY.

The Code applies to all FAF Advisors ACCESS PERSONS, and you must certify quarterly that you have received a copy of the Code, that you have been in compliance, and that you will continue to comply with its terms (Exhibit 1).

This Code applies to temporary or contract workers and consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period.

     This Code is divided into five sections:

     1. Personal transactions in securities and related financial instruments by ACCESS PERSONS;

     2. Access to and the use of confidential and non-public information when trading for client or personal accounts;

     3.   Safeguarding client and fund confidential information;

     4. Other types of conduct that may impact or appear to impact our objectivity in dealing with our clients, suppliers, and business partners; and

     5.   Sanctions for violation of the Code.

IF YOU HAVE ANY QUESTIONS ABOUT FAF ADVISORS' POLICIES ON PERSONAL SECURITIES TRANSACTIONS, INSIDER TRADING, CONFLICTS OF INTEREST OR ANY OTHER ASPECT OF THE CODE, PLEASE REFER TO THE CONTACT LIST (EXHIBIT 2).

PERSONAL SECURITIES TRANSACTIONS

Buying and selling SECURITIES for accounts in which you have a BENEFICIAL INTEREST may conflict (or appear to conflict) with the interests of our clients for many reasons, including buying or selling a SECURITY close in time to a client transaction, or buying or selling a SECURITY for yourself instead of our clients. This section of the Code establishes rules for minimizing and managing these conflicts.

Typically, you have a BENEFICIAL INTEREST in accounts maintained in your own name, joint accounts and accounts of your spouse or registered domestic partner, dependents, and other immediate family members sharing the same household. IF YOU HAVE ANY DOUBT ABOUT THE STATUS OF AN ACCOUNT, PLEASE CONTACT THE COMPLIANCE DEPARTMENT.


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In the sections that follow, we will explain whether you (including your immediate family and possible others who are closely connected to you, see "BENEFICIAL INTEREST") are covered by these personal transaction rules and describe the types of accounts, SECURITIES, and transactions that are subject to these rules. If you are covered by these rules and are involved in a covered transaction you must take the following steps:

     1. Quarterly, you must disclose to FAF Advisors each account (other than bank checking or other deposit account) that you maintain for holding, buying or selling SECURITIES and related financial instruments.

     2. Annually, you must disclose to FAF Advisors all of your personal holdings in SECURITIES and related financial instruments.

     3. Quarterly, you must disclose to FAF Advisors all of your transactions in SECURITIES and related financial instruments.

     4. Before buying or selling any covered SECURITY, you may be required to pre-clear that purchase or sale.

     5. Following each purchase or sale of a SECURITY, your broker-dealer (or other agent) must send to FAF Advisors a duplicate confirmation of the terms of the transaction.

Many of these rules use complex, technically defined terms. To make these rules easier to understand, we have capitalized defined terms and included a hyperlink to the definition if you need more detail. Printed versions of the Code include a table of defined terms.

SECURITIES include exchange- and OTC-traded instruments, as well as financial futures, derivatives and other related instruments. See Glossary

There are certain times when you may not buy or sell for your own account, and there are certain types of transactions that you may not enter into. Detailed information on these restrictions is provided below.

In addition, to streamline our monitoring process, FAF Advisors requires you (and accounts in which you hold SECURITIES) to effect transactions through accounts maintained at:

     -    E*Trade;

     -    Fidelity Investments;

     -    Merrill Lynch;

     -    UBS Financial Services;

     -    Schwab;

     -    TD Ameritrade;

     -    U.S. Bancorp Investments;

     -    U.S. Bancorp Private Client Group; or

     -    Salomon Smith Barney for the holding of USB Stock Options.

An exception to this requirement may only be granted under very limited circumstances, must be specifically authorized by the Compliance Department, a signed copy of the exception must be kept in your file, and you must submit reports of personal transactions. Dividend Reinvestment


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Plan ("DRIP") and previous employer-sponsored plans for you or your spouse holding company stock funds may be held at non-approved brokers. Reporting and pre-clearance requirements still apply to these accounts.

AS AN FAF ADVISORS ACCESS PERSON, YOUR ABILITY TO CONDUCT PERSONAL SECURITIES TRANSACTIONS IS A PRIVILEGE, NOT A RIGHT. AT FAF ADVISORS WE MUST PUT OUR FUNDS' AND CLIENTS' INTERESTS FIRST. PLEASE NOTE THAT THERE MAY BE TIMES WHEN YOU ARE UNABLE TO PRE-CLEAR OR EFFECT TRANSACTIONS BECAUSE THE SYSTEM IS UNAVAILABLE (OR FOR ANY OTHER REASON).

A.   WHO IS COVERED BY THIS SECTION?

     The potential for a conflict of interest arises if you have access to non-public information about our clients' or FUNDS' transactions or holdings or about securities research and recommendations. This Code refers to employees with access to this kind of information as ACCESS PERSONS. ACCESS PERSONS generally include any employees who are in a position to exploit information about client securities transactions or holdings. All FAF Advisors employees are deemed ACCESS PERSONS, with certain employees being classified as RESTRICTED ACCESS PERSONS. If you are actually involved in making investment recommendations to our clients, participate in the determination of which investment recommendations will be made, have the power to influence management of the Funds, execute trades for any Fund or client accounts , this Code refers to you as a RESTRICTED ACCESS PERSON. RESTRICTED ACCESS PERSONS are subject to all the requirements imposed on ACCESS PERSONS. RESTRICTED ACCESS PERSONS are also subject to certain other requirements.

ACCESS PERSONS typically include trading and portfolio management assistants, sales and marketing, product, operations and IT employees. RESTRICTED ACCESS PERSONS include research analysts, traders, portfolio/fund managers, executive management, members of the Legal and Compliance Departments, and their executive or departmental assistants. EACH EMPLOYEE WILL BE ADVISED WITH RESPECT TO THEIR STATUS AS AN ACCESS PERSON OR RESTRICTED ACCESS PERSON.

Employees of Private Asset Management ("PAM") are also considered Access Persons under the FAF Advisors Code of Ethics, and all monitoring of personal trading is done by FAF Advisors Compliance. However, as PAM Employees are U.S. Bancorp employees, they are covered by their own Code of Ethics.

Approval for INITIAL PUBLIC OFFERINGS and PRIVATE PLACEMENTS will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the ACCESS PERSON by virtue of his or her relationship to FAF Advisors or any fund sponsored or managed by FAF Advisors.

B.   WHICH SECURITIES AND ACCOUNTS ARE COVERED?

     This Code applies to SECURITIES and accounts in which you have a BENEFICIAL INTEREST. Generally, you have a BENEFICIAL INTEREST in any SECURITY or account in which you have a financial interest or have or share investment discretion. There may be accounts in which you have a financial interest but do not have investment discretion. Because these accounts involve lower risks of


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a conflict with our clients, FAF Advisors may exempt them from the pre-clearance or reporting obligations of the Code. These ACCOUNTS may include trust accounts and accounts over which you have given investment discretion to a third party.
If you believe an exemption should apply to an ACCOUNT in which you have an interest, please contact the Compliance Department. Exceptions will be granted under very limited circumstances, must be specifically authorized by the Compliance Department, a signed copy of the exception must be kept in your file, and you must submit reports of personal transactions.

Transactions and holdings in client accounts of Portfolio Managers are exempt from reporting and preclearance requirements under the Code.

     ACCESS PERSONS must pre-clear transactions in SECURITIES, with the Compliance Department:

          1. Publicly traded SECURITIES (including options and futures on SECURITIES);

          2.   Privately placed SECURITIES (including options on SECURITIES);

          3.   INITIAL PUBLIC OFFERINGS; and

          4.   Debt New Issue Offerings, corporate and municipal bonds.

          Transactions, except those involving PRIVATE PLACEMENTS, must be executed by THE CLOSE OF THE NYSE THE SAME DAY APPROVAL IS GIVEN. If a transaction is not executed that day, a new approval must be obtained from the Compliance Department.

          Only day orders will be approved. Good until cancelled ("GTC"), stop loss, and similar orders are not permitted. Limit orders must be executed the day approved.

     TRANSACTIONS IN THE FOLLOWING EXEMPT SECURITIES DO NOT REQUIRE REPORTING OR PRE-CLEARANCE:

          1.   Direct obligations of the Government of the United States;

          2. Bankers' acceptance, bank certificates of deposit, commercial paper;

          3. High-quality short-term debt instruments including repurchase agreements;

          4. Shares of open-end mutual funds for which FAF Advisors does not serve as investment adviser or sub-adviser; and

          5.   First American Money-Market Funds.

     In addition, while the transactions in the securities listed below require pre-clearance, they will normally be approved in the absence of special circumstances. Pre-clearance is


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     essential for compliance with federal securities laws. Failure to pre-clear these or any other transaction under the Code will be treated as a serious violation of the Code. In addition, transactions in these securities are not subject to a BLACKOUT PERIOD.

          1. SECURITIES whose performance are directly tied to a broad-based, publicly traded market basket or index of stocks (e.g., SPDRS, QQQ, Diamonds);

          2. U.S. Bancorp stock, except during a blackout period when trading of U.S. Bancorp stock by its employees is restricted;

          3.   Shares of issuers included in the S&P 100;

          4. Shares of issuers included in the S&P 500 stocks by ACCESS PERSONS WHO ARE NOT RESTRICTED ACCESS PERSONS in amounts less than $25,000 in any single trading day; and

          5. SHARES of issuers included in the Russell 1000 stocks by ACCESS PERSONS WHO ARE NOT RESTRICTED ACCESS PERSONS in amounts less than $10,000 in any single trading day.

C.   WHAT TYPES OF TRANSACTIONS REQUIRE REPORTING BUT NOT PRE-CLEARING?

     BLACKOUT PERIODS are periods when you may not be permitted to buy or sell a SECURITY. See Section E, below.

     PRE-CLEARANCE and BLACKOUT PERIODS do not apply to the following transactions:

          1. Purchases of an employer's stock under an employer-sponsored plan (including the employer of a spouse or registered domestic partner);

          2. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer; and any sales of these rights;

          3. Purchases or sales that are non-volitional on the part of the ACCESS PERSON, including purchases or sales upon exercise of puts or calls written by the person (please note that you are prohibited from engaging in short-term trading), non-volitional sales from a margin account pursuant to a bona fide margin call; purchases or sales as part of divorce settlement or decree, and any other purchases or sales as determined by the Compliance Department upon request;

          4.   Purchases or sales of units of common/collective trust funds;

          5. Transactions in derivative SECURITIES linked to physical commodities, such as exchange-trade futures contracts on physical commodities, options on


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               such contracts and over-the-counter derivatives related to physical commodities; and

          6. Purchases and sales of First American Funds that are not through an automatic investment plan, and that are not otherwise reported electronically, must be reported to the Compliance Department in writing.

          7. Purchases and sales of open-end mutual funds for which FAF Advisors serves as sub-adviser that are not through an automatic investment plan, and that are not otherwise reported electronically, must be reported to the Compliance Department in writing.

          8. Purchases and sales of open-end mutual funds for which Quasar serves as investment adviser or sub-adviser that are not through an automatic investment plan, and that are not otherwise reported electronically, must be reported to the Compliance Department in writing.

D.   WHAT ARE THE RESTRICTIONS ON TRADING SHARES OF THE FIRST AMERICAN FUNDS?

     FAF Advisors discourages excessive trading of any non-money market series of the FUNDS. As described in the FUNDS' prospectuses, the FUNDS' Board of Directors has adopted policies and procedures designed to detect and deter trading in the FUNDS' shares that may disadvantage long-term FUND shareholders. As a part of these policies and procedures, FAF Advisors monitors all employees' trading of non-money market series of the FUNDS, including trading that occurs in your 401(k) account(s) not including your US Bancorp 401(k) plan.

     Trading in the First American Closed-End Mutual Funds is not restricted. However, you must receive additional sign-off from members of legal and compliance before placing a personal trade within these securities. You may request the pre-approval from the Code of Ethics Administrator.

E.   WHAT ARE BLACKOUT PERIODS?

     Because of the potential for a conflict of interest, FAF Advisors has established certain BLACKOUT PERIODS when ACCESS PERSONS are not permitted to effect transactions in certain SECURITIES:

          1 ACCESS PERSONS who are members of IAG may not buy or sell any SECURITY on the same business day as any IAG client of FAF Advisors or FUNDS.

               In the event that a client trade takes place within 5 business days after you have received preclearance approval, Compliance will send you a form asking if you had any knowledge of the client trade to help detect front running. Once you have completed and returned the form, Compliance will determine if further action is necessary.

          2. RESTRICTED ACCESS PERSONS of IAG may not buy or sell any SECURITY for a period of 5 business days before or after any client account or the FUNDS (i) for which the RESTRICTED ACCESS PERSON is the portfolio/fund manager or has the power to influence management; or (ii) for which the RESTRICTED ACCESS PERSON is involved in making investment


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               recommendations, participates in determining which investment recommendations will be made, or executes trades.

     Transactions for the accounts of our clients are confidential and may contain market sensitive data. Portfolio managers, trading personnel and others shall maintain the confidentiality of such information and should only disclose transactional and holdings information on a need-to-know basis.

F.   ARE THERE ANY RESTRICTIONS ON SHORT-TERM TRADING?

     RESTRICTED ACCESS PERSONS are prohibited from profiting from a purchase and sale, or sale and purchase, of the same SECURITY (other than EXEMPT SECURITIES and derivative SECURITIES linked to physical commodities) WITHIN 60 CALENDAR DAYS. The restriction may be waived by the Compliance Department in special circumstances provided that the transaction would not be inconsistent with the expressed purpose of this Code and any client transaction.

This prohibition may limit your ability to use options and futures strategies. In addition, special rules apply to roll transactions. Prior to engaging in these types of transactions you should consult with the Compliance Department.

G.   ARE THERE ANY PROHIBITIONS FOR PERSONAL TRADING IN SMALL CAP STOCKS?

     No, unless you are a Fund Manager, Analyst or Trader for any series of the equity FUNDS. Fund Managers, Analysts and Traders of the equity FUNDS are prohibited from buying SECURITIES of companies with a market capitalization smaller than the largest company's on the Russell 2000 (based on its most recent reconstitution), except as may be approved by the CIO (or the Head of Equities). In addition to approval from the CIO (or the Head of Equities), the employee must still pre-clear through regular Compliance pre-clearance procedures, all purchases and sales of such securities prior to trading.

H.   WHAT REPORTS AND DISCLOSURES DO ACCESS PERSONS NEED TO MAKE?

In order to ensure that the provisions of this Code are being observed, each ACCESS PERSON is required to make the following disclosures to FAF Advisors:

Account and holdings disclosure requirements may be satisfied electronically. You will be asked to certify electronically your holdings disclosures annually.


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     1.   ACCOUNTS DISCLOSURE. Within 10 calendar days of hire date, and within
          30 days of the end of each calendar year, you must disclose all accounts in which you have a BENEFICIAL INTEREST.

     2. INITIAL HOLDINGS DISCLOSURE. Within 10 calendar days of hire date, you must disclose all personal holdings of SECURITIES in which you have a BENEFICIAL INTEREST to the Compliance Department in writing. Rule 204A-1 requires that these holdings must be current as of a date no more than 45 days prior to your hire date.

     3. ANNUAL HOLDINGS DISCLOSURE. If you maintain your accounts at an approved broker you must certify within 45 days of the end of each calendar year that the electronic record of your holdings provided by your broker is complete and accurate. If you do not maintain your account with an approved broker, you must within 45 days of the end of each calendar year, disclose all personal holdings of SECURITIES in which you have a BENEFICIAL INTEREST to the Compliance Department in writing. Rule 204A-1 requires that these holdings must be current as of a date no more than 45 days prior to the date of the certification.

          Annual reporting requirements include holdings in DRIP programs, purchases of stock under an employer-sponsored plan, purchases affected upon the exercise of rights and non-volitional purchases or sales, such as the exercise of options.

     4. DUPLICATE CONFIRMATIONS. Each ACCESS PERSON must have each broker-dealer carrying an account in which he or she has a BENEFICIAL INTEREST to send to FAF Advisors a duplicate copy of all transaction confirmations generated for the account. This can be achieved either by the employee instructing the broker-dealer to provide these duplicates, or by Compliance requesting the duplicates by sending the broker-dealer a 407 Letter. We have arranged to receive electronic copies of trade confirmations from the approved brokers.

     5. QUARTERLY TRANSACTION STATEMENTS. You must certify quarterly all SECURITIES transactions other than transactions in exempt securities for accounts in which you have BENEFICIAL INTEREST during the previous quarter. In the event no reportable transactions occurred during the quarter, the report should be so noted. Quarterly reports must be made no later than 30 days after the end of the calendar quarter and will be completed electronically through the CTI iTrade application.

If an Access person is on leave during the certification period and does not have access to the applicable applications, they will be asked to complete the certifications upon their return.

I.   SPECIAL DISCRETION

The Chief Compliance Officer shall have the authority to exempt any person or class of persons from all or a portion of the Code provided that:


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          1.   The Chief Compliance Officer determines, that the particular application of all or a portion of the Code is not legally required;

          2. The Chief Compliance Officer determines that the likelihood of any abuse of the Code by such exempted person(s) is remote; and

          3. The terms or conditions upon which any such exemption is granted is evidenced in a written instrument.

The Chief Compliance Officer shall also have the authority to impose such additional requirements or restrictions as it, in its sole discretion, determines appropriate or necessary. Any exemption, and any additional requirement or restriction, may be withdrawn by the Chief Compliance Officer at any time.


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INSIDER TRADING POLICY AND PROCEDURES

The purpose of this section of the Code is to provide reasonable assurance that material nonpublic information possessed by persons employed with FAF Advisors is: (a) not used in connection with the purchase or sale of securities, (b) not revealed to inappropriate persons, and (c) not used improperly.

Federal law requires FAF Advisors, Inc. ("FAF Advisors") to establish and maintain effective policies and supervisory procedures to both detect and prevent insider trading violations. FAF Advisors Compliance implements what are commonly referred to as "Information Barriers." Information Barriers are designed to fulfill two roles: 1) segregate and prevent the improper dissemination of material nonpublic information that may be possessed by certain employees of FAF Advisors; and 2) detect illegal transactions or violations of insider trading. This section is intended to protect FAF Advisors and its employees from insider trading violations from allegations of such violations and from the appearance of impropriety.

FAF Advisors has implemented the following policies and procedures to prevent the misuse and the appearance of misuse of material nonpublic information concerning publicly traded companies. FAF Advisors is committed to conducting its business activities within the letter and spirit of all applicable laws and regulations and in accordance with the highest ethical standards.

STATUTORY PROVISIONS AND REGULATIONS REGARDING INSIDER TRADING

Congress amended the Securities Exchange Act of 1934 (the "Exchange Act") in 1988 with the Insider Trading and Securities Fraud Enforcement Act of 1988. In doing so, Congress explicitly mandated closer securities industry supervision of its employees.

Furthermore, under Section 204A of the Investment Advisers Act of 1940, as amended, investment advisers are required to "establish, maintain, and enforce written policies and procedures reasonably designed," taking into consideration the nature of the entity's business, "to prevent the misuse of material, nonpublic information."

The misuse of material nonpublic information constitutes fraud; a term broadly defined under the federal securities laws. Rule 10b-5 under the Exchange Act provides that it is unlawful for any person, in connection with the purchase or sale of any security:

               -    To employ any device, scheme, or artifice to defraud;

               - To make any untrue statement of a material fact or to omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading; or

               - To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.

It is a violation of insider trading laws to trade on the basis of material nonpublic information when one owes a duty of trust or confidence to the source of the information or when one has misappropriated the information in breach of a duty of trust or confidence. Rule 10b5-1 under the


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Exchange Act provides that a trade is "on the basis of" material nonpublic information if the trader was aware of the material, non-public information when the person made the purchase or sale. While it is not necessarily a violation of Rule 10b-5 merely to trade on the basis of material nonpublic information, as a matter of FAF Advisors policy its employees are directed not to trade on, or to tip others with respect to, material nonpublic information, whether or not the information has been obtained under circumstances that give rise to a duty of trust or confidence or claim of misappropriation.

Persons who fraudulently misuse material nonpublic information are subject to individual civil and criminal penalties (including imprisonment), U.S. Securities and Exchange Commission ("SEC") administrative actions and discipline including fines and suspension from the industry and FAF Advisors disciplinary sanctions that may include fines or dismissal from employment. In addition, FAF Advisors employees who fraudulently misuse material nonpublic information subject FAF Advisors to potential civil and criminal penalties as well as regulatory sanctions.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Information is "material" if it has "market significance" in the sense that disseminating the information is likely to affect the market price of any outstanding securities, or is likely to be considered important by reasonable investors in deciding whether to trade the securities. Information is not considered "public" unless it has been reported in the news media, revealed by the issuer in a public forum, discussed in a publicly disseminated research report or otherwise made publicly available.

Materiality is a legal concept that involves an objective test based upon what a hypothetical reasonable investor would consider to be material. Therefore, for example, an analyst -- through some combination of persistence, knowledge and insight -- may consider a particular piece of information to be material to him because it completes his mosaic of information on a company as a whole, while the significance of that discrete piece of information would not be apparent to a reasonable investor. The law generally does not consider such "mosaic" information to be material.

Examples of potentially "material" information that should be reviewed carefully to determine whether they are material in the context of a particular situation include:

               - Earnings information, including new or changed earnings estimates;

               - Mergers, acquisitions, tender offers, joint ventures, or changes in assets;

               - New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

               - Significant corporate developments, such as results of tests regarding safety or effectiveness of products that may impact regulatory approvals (e.g., Federal Drug Administration testing);

               -    Changes in control or in management;

               - Auditor resignation, change in auditors or auditor notification that the issuer may no longer rely on an auditor's audit report;

               - Events regarding the issuer's securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, changes in debt ratings, advanced re-fundings, public or private sales of additional securities, including Private Investments in Public Entities;

               -    Bankruptcies or receiverships;

               -    Status of union or other significant contract negotiations;

               - Confidential government information relating to government-issued securities;

               -    Major litigation; and

               - Any other significant information that would have an impact on the price of a company's securities.

In addition, material nonpublic information possessed by FAF Advisors employees could be material to a particular class of a company's securities, all of that company's securities, the securities of another company, or the securities of several companies. The law against "insider" trading does not exempt any type of security; in other words, it is unlawful to trade, or recommend the trading of, any security (whether taxable or tax-exempt fixed income, equity or commercial paper) based on "inside" information that is material to the market value of that security. For example, nonpublic information that a company will redeem or tender a class of its debt securities may be "material" to the market value of those securities. If so, trading those debt securities on the basis of the nonpublic information is prohibited. A recapitalization, merger or leveraged buyout may be "material" to all the equity and debt securities of the company. An acquisition may be material to the securities of both the acquirer and the acquiree. Material nonpublic information is also not limited to "company" or "corporate" information; it can relate to confidential government information relating to government-issued securities.

If there is ever a question with respect to whether information is material or public, employees are expected to contact Jason Mitchell in Compliance for advice.

TIPPEES MAY BE INSIDERS

FAF Advisors personnel may, depending on the circumstances, also become "insiders" or "tippees" when they obtain apparently material nonpublic information through "tips" from "insiders," consultants, research providers, broker-dealer personnel, family members, or even by happenstance, including information derived from social situations, business gatherings, overheard conversations, or third parties. In these situations, FAF Advisors personnel who receive such information must treat the information as material nonpublic information and must fully comply with the procedures set forth herein to prevent the misuse of that information. Under such circumstances, and as provided more specifically below, employees must immediately contact Jason Mitchell in Compliance.

DUTY OF CONFIDENTIALITY

Just as FAF Advisors and its personnel are prohibited from trading while in possession of material nonpublic information, they are likewise required to maintain the confidentiality of such information and not disclose, or "tip," that information to others. In this regard, it is important to note that except as expressly provided in the following sections, this duty of confidentiality prohibits FAF Advisors personnel from disclosing material nonpublic information to other FAF Advisors personnel. The prohibition against disclosure or misuse of material nonpublic information also applies fully to FAF Advisors and its employees even though FAF Advisors (or any affiliate) is not requested or engaged to provide any services in connection with the transaction or development underlying the material nonpublic information.

MATERIAL NONPUBLIC INFORMATION ABOUT U.S. BANCORP

FAF Advisors personnel are "insiders" when they possess material nonpublic information about the business or activities of U.S. Bancorp (such as unannounced results of operations, the proposed issuance of U.S. Bancorp securities or other major developments or transactions by U.S. Bancorp or its affiliates) that, when publicly disclosed, may affect the market values of U.S. Bancorp securities or securities of other companies. FAF Advisors personnel who possess "inside" information about U.S. Bancorp must comply with all of the policies set forth herein against misuses of that information. See also the U.S. Bancorp Code of Ethics and Business Conduct.

MATERIAL NONPUBLIC INFORMATION ABOUT MUTUAL FUNDS

FAF Advisors personnel are "insiders" when they possess material nonpublic information about the business or activities of any of the open-end or closed-end funds for which FAF Advisors is an investment adviser or sub-adviser. With respect to the closed-end funds, public disclosure of this information could affect the market values of the shares in any of such funds. FAF Advisors personnel who possess "inside" information about any of the funds must comply with all of the policies set forth herein against misuses of that information. This includes the following prohibitions:

               - FAF Advisors personnel may not disclose the portfolio holdings of the funds to an outside party without formal approval from the FAF Advisors Investment Policy Committee; and

               - FAF Advisors personnel may not buy or sell shares of the funds for personal accounts, or recommend that anyone else do so, in a manner that is designed to profit from inside information.

CONTACTS WITH MANAGEMENT

In nonpublic meetings with management or any insider, whether formal or informal, it is important for FAF Advisors personnel to remember:

               - FAF Advisors personnel may not attempt to force or prompt a corporate spokesperson to selectively disclose material nonpublic information. If selective disclosure does occur as a result of such actions it is possible that the FAF Advisors personnel involved and FAF Advisors itself could be charged with aiding and abetting or causing a selective disclosure violation by the company;

               - Extreme care must be taken in seeking to have a corporate spokesperson comment on an analyst's financial model or comment on the issuer's earnings forecast. Depending on the circumstances, such comments can be deemed to be "material." The SEC has recognized that such comments are not always material, but their materiality will be determined in hindsight. Key considerations identified by the SEC staff include the amount of time that has elapsed since the company's last public comment (comments late in the quarter are more likely to be material) and whether there have been intervening events (confirmation of a forecast despite the loss of a key customer may be material). The staff has also cautioned that reference to a forecast, without more, could be considered a confirmation of the forecast that might "entangle" FAF Advisors in the company's selective disclosure. An issuer can comment on an analyst's financial model without disclosing material nonpublic information. For example, an issuer ordinarily would not be conveying material nonpublic information if it corrected historical facts that were a matter of public record. An issuer also would not be conveying inside information if it shared seemingly inconsequential data, which, pieced together with public information by a skilled analyst with knowledge of the issuer and the industry, helps form a mosaic that reveals material nonpublic information. Further, an issuer may reveal this type of data even if, when added to the analyst's own fund of knowledge, it is used to construct her ultimate judgments about the issuer. An issuer may not use the discussion of an analyst's model as a vehicle for selectively communicating - either expressly or in code - material nonpublic information;

               - If, in a meeting with management, FAF Advisors personnel receive selectively disclosed material nonpublic information, FAF Advisors personnel must comply with all of the policies and procedures set forth herein, including the prohibition against trading on the inside information.

PRIVATE INVESTMENTS IN PUBLIC ENTITIES ("PIPES")

The fact that a company is planning to make an offering of a PIPE may be material nonpublic information. This is especially true with small or early stage companies for which this additional capital may have a significant impact on the prospects of the company. In dealing with PIPES (and other private placement transactions) FAF Advisors personnel should remember:

               - Ordinarily in such transactions the issuer will require the potential investor to sign agreements that include a disclosure that the offering is material nonpublic information and a representation by the potential investor that they will keep the information confidential. Such agreements must be reviewed by the FAF Advisors Legal and/or Compliance Departments before they can be executed on behalf of FAF Advisors;

               - Once FAF Advisors personnel become aware of a PIPE transaction that is material and nonpublic they are required to immediately notify Jason Mitchell in the Compliance Department to have the issuer placed on the Insider List described below; and

               - To the extent FAF Advisors personnel involved in the transaction hold the issuer's publicly traded securities in their personal accounts or the issuer's securities are held in FAF Advisors advisory or proprietary accounts (including mutual funds), such FAF Advisors personnel may not make additional purchases or sales of the issuer's securities in those accounts or in any other accounts until the PIPE transaction has been completed, publicly disclosed and the market has had sufficient time to respond to such disclosure.

CONSULTANTS

Neither FAF Advisors nor FAF Advisors personnel may retain consultant (including research providers) to obtain material nonpublic information. Extreme caution should be exercised with regard to any consultant that claims they can obtain information before the media or promises the "first call" on investment issues. In dealing with consultants FAF Advisors personnel should remember:

               - FAF Advisors personnel are responsible for assessing all information received from consultants to determine if it constitutes, or may constitute, material nonpublic information. If material nonpublic information is received from a consultant the Procedures set forth below must be followed.

CREDITORS' COMMITTEES

In connection with high yield and distressed debt investment strategies, FAF Advisors personnel may serve on an insolvent issuer's creditors' committee, or similar group, which provides FAF Advisors with access to material nonpublic information (e.g., internal financial projections, validity of claims, likelihood of reorganization, etc.). In such situations you must notify Jason Mitchell in the Compliance Department before you agree to participate in creditors' committees or similar groups. Members of the Compliance Department and/or Legal Department will review your request and notify you whether you may participate in the creditors' committee. These situations generally require special controls beyond those contained in these Policies and Procedures. The issuer of the security for whom such committee was formed will be added to the Insider list, and the Legal and Compliance Departments will determine if additional controls should be implemented.

No less than annually, the Compliance department will confirm on which Creditors' Committees employees are serving and verify that the issuers of these securities are on maintained on the Insider List.

FAF ADVISORS POLICY ON INSIDER TRADING

FAF Advisors' policy on insider trading is that any FAF Advisors employee in possession of material nonpublic information must preserve the confidentiality of such information and abstain from trading until the inside information is publicly disclosed. It is fundamental to this policy that:

               - No FAF Advisors employee, while in possession of material nonpublic information relevant to a security, shall purchase or sell or recommend or direct the purchase or sale of such security for the account of an advisory client (including mutual funds), proprietary account or anyone else.

               - No FAF Advisors employee shall utilize or take advantage of material nonpublic information to purchase or sell securities for his or her own account, any account in which he or she has a direct or indirect beneficial interest (including accounts for family members), or any other account over which the employee has discretionary authority, a power of attorney or otherwise an ability to control.

               - No FAF Advisors employee shall disclose material nonpublic information to any person outside the company, except for privileged discussions with FAF Advisors' legal counsel (in-house or outside counsel) as authorized by the Chief Compliance Officer or the Legal Department.

               - Any FAF Advisors employee who obtains material nonpublic information that is later disclosed to the general public must allow sufficient time to elapse for the investing public to assimilate and evaluate the information before taking any action for an advisory account or his/her personal account on the basis of the disclosed facts.

               - The foregoing prohibitions apply not only to the securities of the issuers to which the material nonpublic information is directly related but also to any other securities (for example, securities of companies in the same industry) that may reasonably be expected to be affected by the public disclosure of the material nonpublic information.

PLACING COMPANIES ON THE INSIDER LIST

All FAF Advisors employees who believe they may have come into possession of material nonpublic information should contact Jason Mitchell in the Compliance Department immediately to discuss adding a company to the Insider List. The following is the information that is generally needed when adding a company to the Insider List, although further information may be required:

               -    Company name

               -    Trading symbol ("ticker")

               - The nature of material nonpublic information and how it was obtained

               -    Who reported the item

               -    All people who have knowledge of the information

Compliance is responsible for the adding and deleting of securities on the Insider List. The Chief Compliance Officer or Legal Department shall take appropriate action, which may include consultation with counsel (in-house or outside), for the placing or removal of the subject company on or from the Insider List. The procedures require that the Compliance Department monitor the trading of securities of companies identified on the List. This trading review covers activity affected by FAF Advisors, its customers and employees for an appropriate period of time as mandated either by policy, rule or special circumstances. The Insider List restricts trading within the security through both the CTI Examiner system for personal trading and the Charles River Management System for client and Fund trading. If suspicious activity is detected, the Compliance Department will determine the most appropriate course of action. If a client directed trade is requested for a security on the Insider List and the trade is denied, Ruth Mayr in Portfolio Compliance must be contacted to discuss the situation.

If a security on the Insider List is inadvertently bought or sold by a Fund, client or in a personal account, the Compliance Department will review the circumstances behind the transaction and take appropriate action.

REFERENCE SECURITIES ALSO INCLUDED

Trading restrictions and monitoring activity for the period in which companies are included on the Insider List will apply to the securities of such companies and to any reference securities. Reference securities are any securities into which the security of a listed company may be converted, exchanged, exercised or which may determine the value of such security.

NO COMMUNICATION OF THE INSIDER LIST

The contents of the Insider List are highly confidential and known only by certain personnel in senior management, the Compliance Department, the Legal Department and others who are directly involved with the situation at hand. Under no circumstances is it permissible for an employee to indicate to any other person (including employees or clients) that a company is on the Insider List.

BRINGING ADDITIONAL PERSONS "OVER THE WALL"

Senior management, the Chief Compliance Officer or the Legal Department, depending on the circumstances and at their discretion, may bring some or all of FAF Advisors' portfolio managers, traders or research analysts "over the Wall" (effectively limiting their trading and recommendations) to help avoid the appearance of impropriety. Such an action may be warranted, for example, where a concern exists that certain material nonpublic information known to some FAF Advisors individuals may be attributed to others. For instance, in a case where material nonpublic information is known by one of two portfolio managers who co-manage a fund, it may, depending on the circumstances, help in avoiding the appearance of impropriety to bring the other portfolio manager "over the Wall."

MANAGEMENT/CONSULTANT MEETING LOG

Each time FAF Advisors research analysts and/or portfolio managers participate in a nonpublic meeting within FAF Advisors with corporate management or an outside consultant (including research providers) to discuss the fundamentals or other aspects of one or more publicly traded companies, the employees of the company or consultant participating in the meeting are required to be recorded in the FAF Advisors conference room scheduler, maintained by the investment group. The scheduler will include the following information:

               -    Date and time of the meeting;

               - Participants in the meeting, including all FAF Advisors personnel and outside parties, including their names and titles; and

               - Identity of the company(ies) discussed during the meeting, including ticker symbol(s), if applicable.

The scheduler will be periodically monitored by FAF Advisors Compliance. FAF Advisors research analysts and/or portfolio managers participating in nonpublic meetings outside of FAF Advisors shall provide the same information contained in the scheduler directly to Jason Mitchell in the Compliance department as soon as possible upon return to FAF Advisors. Quarterly, the Compliance department will compare the information recorded from the meeting scheduler with personal trades through the CTI Examiner system.

MONITORING TRADING ACTIVITY IN CONNECTION WITH AFFILIATES

Periodically, the Compliance department may provide the FAF Advisors Insider List with the compliance or legal personnel of U.S. Bancorp affiliates. The Compliance department may also compare, in whole or in part, the lists of companies on the insider lists of affiliates with the trading records of FAF Advisors client, proprietary and personal accounts from the CTI Examiner system for personal trades and the Charles River Management System for client and proprietary account trades.

FAILURE TO COMPLY

Any violation of this section of the Code may result in disciplinary action, and, when appropriate, termination of employment and/or referral to appropriate governmental agencies.

EDUCATION AND TRAINING OF EMPLOYEES

FAF Advisors requires all employees to attest to their understanding of the Code of Ethics and the Insider Trading Policy. This policy may be implemented through the use of training sessions, memos, educational articles and the following:

               - All employees are required to initially sign an Acknowledgement and Agreement to Comply with FAF Advisors' Insider Trading Policy and Procedures. Thereafter, additional sign-offs are received on a quarterly basis.

               - Code of Ethics and Insider Trading training will be conducted for all FAF Advisors employees every other year.

               - Training will be held on a monthly basis for all new FAF Advisors employees for the Code of Ethics, which will include training on the Insider Trading Policy.

RECORD RETENTION

The Compliance Department will retain all documents and records created in accordance with these Policies and Procedures. These records will be retained for at least six years, the first two years in the principal office of FAF Advisors.

OTHER CONFLICTS OF INTEREST

A.   MAY I PROVIDE INVESTMENT ADVICE TO OTHERS?

You are prohibited from engaging in outside business or investment activities that may interfere with your duties with FAF Advisors or potentially impair FAF Advisors' reputation. For these reasons, you may not provide investment advice to anyone other than FAF Advisors clients (including the FUNDS) without prior written authorization from the Legal or Compliance Department.

B.   MAY I SERVE AS A DIRECTOR OF ANOTHER COMPANY?

You are prohibited from serving as a member of the board of directors (or other advisory board) of any publicly traded company absent prior authorization by the ICCC and the FUNDS' Board of Directors. Authorization, when granted, will only be given if (i) the FUNDS' Board determines that service on a board is consistent with the interests of the FUNDS, and the FUNDS' shareholders; (ii) the ICCC determines that service of a board is consistent with the interest of FAF Advisors and its clients; and (iii) both the FUNDS' Board and the ICCC determine that service on a board presents a limited potential for any conflict of interest (at the time of the determination or in the future). In addition, U.S. Bancorp has developed additional limitations on service on a board of directors by employees of FAF Advisors. For additional information see U.S. Bancorp's Code of Ethics or FAF Advisors' Compliance Department.

C.   WHEN MAY I DISCLOSE CONFIDENTIAL INFORMATION?

Information about our clients (including former clients) and fund shareholders, for example, their identities, financial circumstances and holdings, is highly confidential. So is information about our securities recommendations, pending transactions for a client or Fund, and Fund portfolio holdings. All of us at FAF Advisors must keep confidential information in strict confidence.

Confidential information must not be disclosed to anyone outside FAF Advisors, including family members, except as required to effect securities transactions on behalf of a client or Fund or for other legitimate business purposes. You must observe FAF Advisors' procedures to safeguard the security of any confidential information.

D.   MAY I GIVE OR RECEIVE GIFTS?

FAF Advisors, as a policy, follows U.S. Bank's policy regarding gifts. As a general rule, you must not solicit, allow yourself to be solicited, or accept gifts, entertainment, or other gratuities intended to or appearing to influence decisions or favors toward FAF Advisors' business to or from any client, potential client, FAF Advisors vendor or potential vendor.

The Compliance Department shall periodically review such records and provide Department heads with exceptions.

A copy of the Bank's policy is available on the intranet.

MEALS AND ENTERTAINMENT

You may accept or provide reasonable business meals and entertainment if the client, potential client FAF Advisors vendor or potential vendor is physically present at the business meal or entertainment. In the event that any such business meal and/or entertainment has a value exceeding $100 per person you must promptly report the meal or entertainment in the FAF Advisors Gift, Entertainment and Meals Tracking database. Compliance will review all reported gifts/entertainment on a quarterly basis and provide Department heads with exceptions to the policy.

GIFTS

Non-FINRA Registered Employees of FAF Advisors: You may not give and should refrain from accepting individual gifts with a value exceeding $100, even if the gift is not intended to influence your behavior, or to influence another. Any gift given or received with a value in excess of $30 must be reported in the FAF Advisors Gift, Entertainment and Meals Tracking database. In isolated circumstances, when a gift is received with a value in excess of $100 and returning the gift would offend the giver, you may accept the gift only if you disgorge an amount equal to the value of the gift (less the $100 amount you are allowed) to a charitable organization. Such an exception to the Gift Policy will only be allowed upon your receipt of the written consent of the Compliance Department. Contact the Compliance Department for more details on charitable donations.

FINRA Registered Employees of FAF Advisors: You may not give or accept individual gifts with a value exceeding $100 from any entity either doing business with FAF Advisors or intending to influence business with FAF Advisors during one calendar year. Gifts with a value exceeding $30 must be reported promptly in the FAF Advisors Gift, Entertainment and Meals Tracking database.

A waiver to accept gifts, entertainment or other gratuities, and to attend events that fall outside this gift policy may be granted if a significant benefit would accrue to FAF Advisors. A waiver may be granted by the Compliance Department and should be reported using the FAF Advisors Gift Tracking database.

Every quarter you must certify that you have been in compliance and will continue to comply with FAF Advisors' policies regarding gifts. The quarterly certification is completed at the same time as your personal securities transactions certification through the CTI iTrade application.

E.   MAY I MAKE POLITICAL AND CHARITABLE CONTRIBUTIONS?

You must not make political contributions for the purposes of obtaining or retaining advisory contracts with government entities. In soliciting political or charitable donations from various people in the business community, you must never allow the present or anticipated business relationships with FAF Advisors or any of its affiliates to be a factor in soliciting any contributions.

ENFORCEMENT OF THE CODE AND SANCTIONS

This Code has been adopted by FAF Advisors and is administered by the Compliance Department under the authority of the Internal Compliance Control Committee ("ICCC"). FAF Advisors' Chief Compliance Officer regularly reports on the operation of the Code and any changes he or she believes appropriate. In addition, the Chief Compliance Officer will promptly report any material violations of the Code, the results of any investigation he or she has conducted, and recommend sanctions to the ICCC. The ICCC may delegate the enforcement of immaterial breaches of the Code to the Chief Compliance Officer subject to his or her making a report of those violations and the actions at the next quarterly meeting of the ICCC.

While the Code of Ethics will be monitored by the FAF Advisors Compliance group, enforcement of the Code for PAM employees will be done by the Trust Compliance group.

In considering actions to enforce the Code, the ICCC will consider all of the relevant facts and circumstances of the incident and the employee's prior record of compliance with the Code. Following its review, the ICCC may impose sanctions as it deems appropriate, including oral reprimand, a letter of censure, a fine, a reduction in salary or position, suspension without pay, termination of personal trading privileges, and/or termination of the employment of the violator. A violator will be obligated to pay any sums due resulting from a violation by a member of his/her immediate family.

Transaction costs associated with an action and any loss realized on the transaction must be borne by the responsible employee. Gains from an ICCC sanction must be transferred to an account maintained by FAF Advisors, for distribution to charity.

The imposition of sanctions under this Code does not preclude the imposition of additional sanctions by the FUNDS' Board of Directors and cannot be deemed a waiver of any rights by any FUND or client. In addition to sanctions that may be imposed, persons who violate this Code may be subject to various penalties and sanctions including, for example, injunctions, treble damages, disgorgement of profits, fines of up to three times the profit gained or loss avoided (whether or not the violator actually benefited), and jail sentences.

REPORTING TO THE BOARD

No less than annually, the Chief Compliance Officer shall submit to the Board of Directors a written report that describes any issues that have arisen under the Code (including procedures implementing the Code) since the last report to the Board of Directors, including, but not limited to, information about any material violations of the Code or procedures and sanctions imposed in response to any material violations. The Chief Compliance Officer shall also certify, in writing to the Board of Directors, that FAF Advisors has adopted procedures reasonably necessary to prevent Access Persons and Restricted Access Persons from violating the Code.

WHISTLEBLOWING PROVISION

Any FAF Advisors employee who receives a complaint regarding (i) accounting, internal accounting controls, and auditing matters with respect to FAF Advisors or its clients, or (ii) information regarding any other matter that could reasonably be expected to require disclosure to FAF Advisors' Internal Compliance Control Committee shall promptly forward the complaint or information to the Chief Compliance Officer. If complaints or information are received by any FAF Advisors employee which allege wrongdoing affecting FAF Advisors in other than those noted above, those complaints or information shall also be forwarded to the Chief Compliance Officer.

RECORD RETENTION

The Compliance Department will retain all documents and records created in accordance with the Code of Ethics. These records will be retained for at least six years, the first two years in the principal office of FAF Advisors.

GLOSSARY

A. ACCESS PERSONS means any directors or officer of FAF Advisors, as well as any employee who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund. See also RESTRICTED ACCESS PERSON.

B. BENEFICIAL OWNERSHIP of a Security is to be determined generally in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 ("1934 Act"). This means that persons should generally consider themselves the "Beneficial Owner" of any Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves the "Beneficial Owner" of any Security held by their spouse, minor children, relatives who share their home, or other persons by reason of any contract, arrangement, understanding, or relationship that provides them with sole or shared voting or investment power over that SECURITY.

     Although the following list is not exhaustive, under the 1934 Act and this Code, a person generally would be regarded to be the "Beneficial Owner" of the following SECURITIES:

          2.   SECURITIES held in the person's own name;

          3. SECURITIES held with another in joint tenancy, community property, or other joint ownership;

          4. SECURITIES held by a bank or broker as nominee or custodian on such person's behalf or pledged as collateral for a loan;

          5. SECURITIES held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships and also includes a registered domestic partner);

          6. SECURITIES held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of the SECURITIES;

          7. SECURITIES held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

          8. SECURITIES held by a trust for which the person serves as a trustee (other than an administrative trustee with no investment discretion);

          9. SECURITIES held by a general partnership or limited partnership in which the person is a general partner;

          10. SECURITIES owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

          11. SECURITIES in a portfolio giving the person certain performance-related fees; and

          12. SECURITIES held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

C. BLACKOUT PERIODS means the time period during which buying or selling a security is prohibited. See Section E under Personal Securities Transactions.

D. CONTROL shall have the meaning as set forth in Section 2(a)(9) of the 1940 Act. For example, "control" means the power to exercise a controlling influence over the management or policies of a company. Beneficial Ownership of more than 25% of the voting securities of a company is presumed to be "control" of that company.

E.   EXEMPT SECURITY includes:

          1.   Direct obligations of the Government of the United States;

          2. Bankers' acceptances, bank certificates of deposit, commercial paper;

          3. High-quality short-term debt instruments including repurchase agreements;

          4. Shares issued by registered open-end investment companies for which FAF Advisors does not serve as investment adviser or subadviser; and

          5.   Shares of any money market series of the FUNDS.

F.   FUNDS means the First American Funds, Inc.

G. IAG means the Institutional Advisory Group of FAF Advisors, which is responsible for the management of separate accounts for instititional clients as well as funds registered with the SEC.

H. INITIAL PUBLIC OFFERING means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

I.   MATERIAL NON-PUBLIC INFORMATION

Information is "material" if it has "market significance" in the sense that disseminating the information is substantially likely to affect the market price of any outstanding securities, or is substantially likely to be considered important by reasonable investors in deciding whether to trade the securities. Information is not considered "public" unless it has been reported in the news media, revealed by the issuer in a public forum, discussed in a publicly disseminated research report, or otherwise made publicly available.

Examples of potentially "material" information that should be reviewed carefully to determine whether they are material in the context of a particular situation include:

          1. Information about any First American Fund's or client account's portfolio holdings, trading strategies, and securities transactions;

          2. Earnings information, including new or changed earnings estimates;

          3. Mergers, acquisitions, tender offers, joint ventures, or changes in assets;

          4. New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

          5. Significant corporate developments, such as results of tests regarding safety or effectiveness of products that may impact regulatory approvals (e.g., FDA testing);

          6.   Changes in control or in management;

          7. Auditor resignation, change in auditors, or auditor notification that the issuer may no longer rely on an auditor's audit report;

          8. Events regarding the issuer's securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, changes in debt ratings, advanced refundings, public or private sales of additional securities, including Private Investments in Public Entities - "PIPES";

          9.   Bankruptcies or receiverships;

          10.  Status of union or other significant contract negotiations;

          11. Confidential government information relating to government-issued securities;

          12.  Major litigation; and

          13. Any other significant information that would have an impact on the price of a company's securities.

J. PRIVATE PLACEMENT means an offering that is exempt from registration under the Securities Act of 1933 ("1933 Act") pursuant to Section 4(2) or Section 4(6), or pursuant to rule 504, rule 505 or rule 506 under the 1933 Act.

K. PAM means the Private Asset Management Group of U.S. Bancorp, which, generally, is responsible for the management of client assets for U.S. Bank's Institutional Trust and Custody group as subadviser (PAM may also manage separate accounts for high net worth clients).

L. RESTRICTED ACCESS PERSON means any ACCESS PERSON who is actually involved in making investment recommendations to FAF Advisors clients, participate in the determination of which investment recommendations will be made, or has the power to influence management of the FUNDS, or execute trades for any FUND or client accounts. RESTRICTED ACCESS PERSONS generally include research analysts, traders, portfolio/fund managers, executive management of FAF Advisors, members of the Legal and Compliance Departments, and their executive or departmental assistants.

M.   "SECURITY" or "SECURITIES" shall include all the instruments set forth in
     Section 2(a)(36) of the 1940 Act, i.e., any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a 'Security' or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. For purposes of this Code, "SECURITY" or "SECURITIES" shall also include any futures contract, option on a futures contract, forward agreement, SWAP agreement (including caps, floors, and collars), and any other derivative instrument. "SECURITY" or "SECURITIES" shall not include checking and other demand or time deposits maintained at a bank or similar financial institution.

                                    EXHIBIT 1

                     ACKNOWLEDGMENT AND AGREEMENT TO COMPLY

By signing this Acknowledgement and Agreement to Comply I certify the following:

- I have also read and understand the Code of Ethics, (the "Code") and have had an opportunity to ask any questions that I may have had concerning the Code.

- I understand that I am responsible for complying with the Code and agree to comply.

- I agree that I will not execute any prohibited transactions or trade without obtaining the necessary pre-clearance.

-    I agree that I will not trade on the basis of insider information.

- I agree to comply with FAF Advisors' policies regarding other conflicts of interest, including its Gift Policy.

- I also understand that the Legal and Compliance Departments can assist me with questions I may have concerning the Code. I agree to contact them if I have any questions concerning the Code or the interpretation or application of the Code to a particular situation.

- I understand that my compliance with this Code and all applicable laws is a condition of my involvement with FAF Advisors.

- I have reported all material violations of the Code within the scope of my knowledge to the appropriate officer of FAF Advisors.

- I understand that my violation of the Code may subject me to personal civil and criminal liability, regulatory fines and/or suspensions. I also understand that my violation of the Code subject FAF Advisors to civil and criminal liability as well as regulatory discipline.


------------------------------------
Print Name Legibly


------------------------------------
Signature

------------------------------------
Date

                                    EXHIBIT 2

                           CODE OF ETHICS CONTACT LIST

If you think you or any other employee has violated the Code of Ethics, please call:

Chief Compliance Officer: xxx-xxx-xxxx: Fax xxx-xxx-xxxx
General Counsel, Legal: xxx-xxx-xxxx: Fax xxx-xxx-xxxx
FAF Advisors: xxx-xxx-xxxx

Please contact the following people with any questions concerning:

Code of Ethics Policy and Procedures:
Director of Compliance, Advisory: xxx-xxx-xxxx
Compliance Manager: xxx-xxx-xxxx: Fax xxx-xxx-xxxx
Compliance Analyst: xxx-xxx-xxxx: Fax xxx-xxx-xxxx fafcodeofethics@fafadvisors.com

Insider Trading:
Compliance Manager: xxx-xxx-xxxx

Portfolio Compliance:
Director of Compliance, Portfolio: xxx-xxx-xxxx
Compliance Manager: xxx-xxx-xxxx